Exhibit 99.1

DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM: DNBF)

DNB Financial Corporation Reports
Year-Over-Year Earnings Growth in First Quarter 2013

Highlights:

•
Net income available to common shareholders rose 16.8% to $1.14 million or $0.41 per diluted share at March 31, 2013, compared with $974,000 or $0.36 per diluted share at March 31, 2012, primarily reflecting interest expense reduction, a gain on sale of SBA 7(a) loans, non-interest income growth and a lower loan loss provision.

•	Quarterly return on average assets was 0.74% and return on average equity was 8.32%.

•	Total stockholders' equity was $57.66 million at March 31, 2013, up 10% from $52.43 million at March 31, 2012.

•	Book value per common share rose 12% to $16.39 at March 31, 2013 from $14.61 at March 31, 2012.

•	Total assets increased to $641.78 million in first quarter 2013 compared with $624.96 million in first quarter 2012 and $639.57 million at December 31, 2012.

•
Total deposits increased to $537.54 million in first quarter 2013, compared with $515.06 million in first quarter 2012 and $530.42 million at year-end 2012, which contributed to the company’s ability to replace higher-cost wholesale borrowings with core deposits to fund lending activities.

•	Loans and leases were $402.03 million in first quarter 2013, an increase of $5.54 million, from $396.49 million at year-end 2012.

•
Non-interest income, partially reflecting increased fee income created by 49% year-over-year growth in the bank’s wealth management group’s assets under care, was $993,000 compared with $922,000 in first quarter 2012.

•	Tier 1 leverage ratio of 10.48% and Tier 1 risk-based capital ratio of 14.66% exceeded regulatory definitions for a well-capitalized institution.

(April 23, 2013 – Downingtown, PA) DNB Financial Corporation (NASDAQ: DNBF), parent of DNB First, National Association, the oldest nationally-chartered community bank serving the greater Philadelphia region, reported net income available to common shareholders of $1.14 million or $0.41 per diluted share for the three months ended March 31, 2013, compared with $974,000 or $0.36 per diluted share for the same period in 2012.

“Our initiatives to build and diversify the bank’s revenue sources, combined with disciplined management of interest expense and a lower cost of funds, supported year-over-year quarterly earnings growth and contributed to increased shareholder value,” said William S. Latoff, Chairman and CEO. “We were particularly pleased with the increased bottom-line contribution from non-interest income sources, including fees from deposit accounts and revenue generated by our growing wealth management business, where we believe there is significant opportunity for expansion. Wealth management represents a predictable and growing stream of revenue for the bank.”

“We invested in building our asset management business, and were fortunate to have added three very experienced and proven individuals responsible for overseeing billions of dollars under management in previous positions at larger financial institutions, and two individuals to provide operational and administrative support. We expect continuing revenue traction in 2013 and beyond as DNB First grows its visibility and reputation for providing exceptional investment and wealth management solutions.”

Net interest income was $4.97 million for the three months ended March 31, 2013 compared to $5.37 million for the same period in 2012, primarily reflecting the continuing impact of the low interest rate environment. A decrease in net interest income occurred, despite a $5.25 million increase in net loans in the first quarter, compared with year-end 2012.

Interest expense declined 19.3% in first quarter 2013 to $800,000 compared with $991,000 in first quarter 2012. The company’s net interest margin was 3.32% in first quarter 2013 compared with 3.75% in first quarter 2012.

Non-interest income, excluding gains on the sale of investment securities and SBA 7(a) loans, increased 7.7% to $993,000 for the three months ended March 31, 2013 compared to $922,000 during the same period in 2012. The company also recorded a $147,000 gain on the sale of SBA 7(a) loans in first quarter 2013, which is consistent with the company’s ongoing practice of originating and selling SBA loans in the secondary market. Non-interest expense increased slightly year-over-year to $4.39 million in first quarter 2013 compared with $4.32 million in first quarter 2012, primarily reflecting the addition of the Boothwyn branch in second quarter 2012.

Total deposits increased 4.4% year-over-year to $537.54 million at March 31, 2013 compared with $515.06 million at March 31, 2012. Latoff explained that initiatives to grow core deposits, including building customer relationships to incorporate more deposit activity, contributed to the company’s consecutive quarter decline in cost of funds, which was 0.56% in the first quarter. A larger core deposit base generated additional liquidity for lending and contributed to DNB’s ability to reduce by half its use of Federal Home Loan Bank borrowings compared with the prior year’s first quarter, he added.

Loans were $402.03 million at March 31, 2013, compared with $409.64 million at March 31, 2012 and up from $396.49 million at December 31, 2012. The company trimmed real estate construction loans in fourth quarter 2012. Loan totals in the most recent two quarters also reflect customer pay-downs of higher-rate loans. Latoff said first quarter 2013’s rebound in total loans indicated accelerated new lending activity, primarily in CRE and C&I lending. In first quarter 2013, DNB’s loan loss provision was $180,000 compared with $425,000 in first quarter 2012. DNB’s allowance for credit losses at March 31, 2013 was $7.12 million compared with $6.14 million at March 31, 2012 and $6.84 million at December 31, 2012. The ratio of loss allowance to total loans in first quarter was 1.77% compared with 1.50% in first quarter 2012.

Non-performing loans (NPLs) at March 31, 2013 were $16.28 million or 4.05% of total loans compared with $10.43 million or 2.63% of total loans at December 31, 2012. The increase in the ratio is due primarily to the addition of three commercial credits, which the company believes are well-reserved and that are in the process of collection, partially offset by a $5.2 million increase in loan balances from December 31, 2012.

William J. Hieb, President and Chief Risk & Credit Officer, elaborated: “Despite the quarter-over-quarter uptick in NPLs, we do not expect the upward trend to continue. Three loans which were already criticized assets and closely scrutinized went into collection status. We believe the bank is adequately reserved. We immediately began addressing the situation and expect to be moving the properties into foreclosure and off the balance sheet by year end. Two are income producing properties and we have already received strong interest from potential buyers and are actively communicating with these interested parties. The third is a land acquisition loan that we believe is adequately reserved.  We continue to have dialogue with the borrower to develop a principal curtailment plan from other assets. ”

“The total OREO balance at March 31, 2013 was $1.21 million, compared with $3.86 million at March 31, 2012. We have also made adjustments to our loan portfolio in past quarters to reduce exposure to commercial construction loans and to bring additional balance to our portfolio. Construction related loans have been reduced to $13.2 million at March 31, 2013 versus $27.1 million at March 31, 2012. ”

At March 31, 2013, DNB’s Tier 1 leverage ratio was 10.48%, the Tier 1 risk-based capital ratio was 14.66% and the total risk-based capital ratio was 15.91%, well exceeding minimum accepted regulatory standards for a well-capitalized institution. Stockholders' equity increased to $57.66 million compared with $52.43 million at March 31, 2012 and $56.71 million at December 31, 2012, reflecting ongoing earnings growth. As noted in the highlight section, the company’s book value per common share increased 12.1% between first quarter 2012 and first quarter 2013.

Latoff concluded: "We are committed to growing market share in our served markets through a diversified approach which includes consumer, commercial, and SBA lending and in our wealth management and trust businesses.  We are focusing on building core deposits to maintain a low cost of funds and expect to minimize our use of wholesale borrowings."

“Maintaining high standards for risk management and continuing our focus on improving asset quality will enable us to grow earnings and build shareholder value. We feel DNB has good momentum as we progress through the year, and that our investment in people and capabilities will help maximize revenue opportunities in a stabilizing economic environment.”

For the third consecutive year, DNB Financial Corporation was named to the Keefe, Bruyette & Woods “Bank Honor Roll” for 2012. KBW is a full-service, boutique investment bank and broker-dealer that specializes in the financial services sector. Honor Roll winners are publicly traded banking institutions with more than $500 million in total assets with no annual loss reported in net income per share before extraordinary items over the past 10 years, 2012 annual reported net income per share before extraordinary items equal to or greater than peak net income per share over the past 10 years, and consecutive increases in net income per share before extraordinary items since 2009. Out of 7000 banks nationwide 400 banks were screened by KBW to be nominated for this award. While 47 banks in all were named to this honor roll, DNB was one of only 19 that have been recognized three consecutive years.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. DNB First, which was founded in 1860 provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investor.dnbfirst.com/.

DNB Financial Corporation (the “Corporation”), may from time to time make written or oral “forward-looking statements,” including statements contained in the Corporation’s filings with the Securities and Exchange Commission (including this press release), in its reports to stockholders and in other communications by the Corporation, which are made in good faith by the Corporation pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control).  The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others, could cause the Corporation’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the recent downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Corporation and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Corporation’s products and services; the success of the Corporation in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, including the rules of participation for the Small Business Lending Fund (SBLF), a U.S. Treasury Department program; and the success of the Corporation at managing the risks involved in the foregoing.

The Corporation cautions that the foregoing list of important factors is not exclusive.  Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Corporation on its website or otherwise.  The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
EARNINGS:
Interest income	$5,774	$6,359
Interest expense	800	991
Net interest income	4,974	5,368
Provision for credit losses	180	425
Non-interest income	993	922
Gain on sale of investment securities	59	-
Gain on sale of SBA loans	147	-
Non-interest expense	4,388	4,317
Income before income taxes	1,605	1,548
Income tax expense	430	446
Net income	1,175	1,102
Preferred stock dividends and accretion of discount	37	128
Net income available to common stockholders	$1,138	$974
Net income per common share, diluted	$0.41	$0.36

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	March 31,	December 31,	March 31,
	2013	2012	2012
FINANCIAL POSITION:
Cash and cash equivalents	$15,575	$17,149	$21,790
Investment securities	200,529	201,312	166,755
Loan and leases	402,033	396,498	409,636
Allowance for credit losses	(7,123)	(6,838)	(6,142)
Net loans and leases	394,910	389,660	403,494
Premises and equipment, net	8,275	8,456	7,980
Other assets	22,488	22,991	24,945
Total assets	$641,777	$639,568	$624,964

Deposits	537,538	530,424	515,057
FHLB advances	10,000	20,000	20,000
Repurchase agreements	21,815	17,014	22,737
Other borrowings	9,842	9,850	9,870
Other liabilities	4,925	5,575	4,867
Stockholders' equity	57,657	56,705	52,433
Total liabilities and stockholders' equity	$641,777	$639,568	$624,964

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars and shares in thousands, except per share data)

	Quarterly
	2013	2012	2012	2012	2012
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data
Net income available to common stockholders	$1,138	$1,284	$1,379	$1,270	$974
Basic earnings per common share	$0.42	$0.47	$0.51	$0.47	$0.36
Diluted earnings per common share	$0.41	$0.47	$0.50	$0.46	$0.36
Dividends per common share	$0.07	$0.05	$0.05	$0.05	$0.05
Book value per common share	$16.39	$16.08	$15.73	$15.05	$14.61
Tangible book value per common share	$16.28	$15.98	$15.62	$14.94	$14.55
Average common shares outstanding	2,725	2,719	2,714	2,708	2,702
Average diluted common shares outstanding	2,762	2,753	2,745	2,736	2,726

Performance Ratios
Return on average assets	0.74%	0.83%	0.89%	0.91%	0.73%
Return on average equity	8.32%	9.26%	10.23%	10.51%	8.47%
Return on average tangible equity	8.36%	9.31%	10.29%	10.54%	8.49%
Net interest margin	3.32%	3.55%	3.80%	3.78%	3.75%
Efficiency ratio	69.43%	66.64%	62.41%	62.98%	66.90%

Asset Quality Ratios
Net charge-offs to average loans	-0.11%	-0.10%	0.03%	0.40%	0.44%
Non-performing loans/Total loans	4.05%	2.63%	2.45%	2.21%	1.79%
Non-performing assets/Total assets	2.72%	1.82%	2.19%	2.02%	1.79%
Allowance for credit loss/Total loans	1.77%	1.72%	1.63%	1.53%	1.50%
Allowance for credit loss/Non-performing loans	43.76%	65.54%	66.53%	69.02%	83.80%

Capital Ratios
Total equity/Total assets	8.98%	8.87%	8.89%	8.47%	8.39%
Tangible equity/Tangible assets	8.94%	8.83%	8.85%	8.43%	8.37%
Tangible common equity/Tangible assets	6.92%	6.80%	6.78%	6.38%	6.29%
Tier 1 leverage ratio	10.48%	10.50%	10.31%	10.22%	10.32%
Tier 1 risk-based capital ratio	14.66%	14.63%	14.42%	14.27%	13.92%
Total risk-based capital ratio	15.91%	15.88%	15.67%	15.52%	15.17%

Wealth Management
Assets under care*	$135,002	$120,012	$115,627	$101,233	$90,585

*Wealth Management assets under care includes assets under management, administration, supervision and brokerage.